UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

Solicitation/Recommendation Statement under Section 14(d)(4) of the

Securities Exchange Act of 1934

BECKMAN COULTER, INC.

(Name of Subject Company)

BECKMAN COULTER, INC.

(Names of Person(s) Filing Statement)

Common Stock, $0.10 par value per share

(Title of Class of Securities)

075811109

(CUSIP Number of Class of Securities)

Arnold A. Pinkston Senior Vice President, General Counsel and Secretary

Beckman Coulter, Inc.

250 S. Kraemer Boulevard

Brea, California 92821 (714) 961-6355

(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01 and 9.01 of the Current Report on Form 8-K filed by Beckman Coulter, Inc. on February 10, 2011 (including all exhibits attached thereto) are incorporated herein by reference.